EXHIBIT 3.2

BYLAWS

OF

OLD POINT FINANCIAL CORPORATION

ARTICLE I

STOCKHOLDERS

Section 1.1. Annual Meeting. The annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business authorized or required to be transacted by the stockholders shall be held in Hampton, Virginia, at the main office of the Old Point National Bank, or at any other location within or outside of the Commonwealth of Virginia authorized by the Board of Directors, on the fourth Tuesday in April of each year (or on such other day and/or in such other month as may be fixed by the Board of Directors), at such hour as may be specified in the notice thereof.

Section 1.2. Special Meetings. Special meetings of the stockholders for any purpose or purposes shall be held whenever called by the Chairman of the Board, or by the President if there is no Chairman of the Board, or by the Board of Directors or by the holders of not less than one-tenth of all the shares entitled to vote at the meeting.

Section 1.3. Notice of Meetings. Notice of the annual or any special meeting shall be given at least ten days, and not more than sixty days, prior to the date of the meeting to each registered stockholder at his address as the same appears on the books of the Corporation. If the meeting shall be called to act on an amendment to the Articles of Incorporation or on a plan of merger, consolidation or exchange, or on a reduction of stated capital, or upon a proposed sale of all or substantially all of the assets of the Corporation, notice shall be given not less than twenty-five nor more than sixty days before the date of the meeting, and such notice shall be accompanied by a copy of the proposed amendment or plan of merger, consolidation, or exchange, or the proposed plan for reduction of capital.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation, under any provision of the Virginia Stock Corporation Act (the “VSCA”), the Articles of Incorporation or these Bylaws, shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this paragraph shall be deemed given: (1) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting when such notice is directed to the record address of the stockholder or to such other address at which the stockholder has consented to receive notice, upon the later of such posting or the giving of such separate notice; and (4) if by any other form of electronic transmission, when consented to by the stockholder.

Section 1.4. Quorum. At any meeting of the stockholders the holders of a majority of the shares issued and outstanding, having voting power (which shall not include any treasury stock held by the Corporation), being present in person or represented by proxy, shall be a quorum for all purposes, including the election of directors.

Section 1.5. Voting. At all meetings of the stockholders, each stockholder entitled to vote shall be entitled to vote either in person or by proxy duly appointed by an instrument in writing, subscribed by such stockholder or by his authorized attorney; at all meetings of the stockholders, each stockholder entitled to vote at such meeting shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation upon any date fixed as hereinafter provided. Treasury stock held by the Corporation shall not be entitled to vote.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1. Number. The business and affairs of the Corporation shall be managed and controlled by a Board of Directors which shall consist of not less than five nor more than twenty-five stockholders, the exact number within such minimum and maximum limits to be fixed and determined from time to time by the Board of Directors or by resolution of the stockholders at any meeting thereof. A director may be removed at any time with or without cause by a vote of the stockholders.

Section 2.2. Term of Office. Each director shall serve for the term of one year and until his successor shall have been duly chosen and qualified.

Section 2.3. Vacancies. In the event of a vacancy on the Board of Directors, the directors at the time in office, whether or not a quorum, may, by majority vote of the directors then in office, choose a successor who shall serve as a director until the next annual meeting of stockholders. Vacancies resulting from the increase in the number of directors shall be filled in the same manner.

Section 2.4. Stockholder Nominations of Directors. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of Directors shall be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of Directors generally. However, any stockholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting of stockholders only if written notice of such stockholder’s intent to make such nomination or nominations has been given in accordance with the following paragraph.

For a nomination to be properly brought before a meeting of stockholders by a stockholder pursuant to this Section 2.4, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than forty-five days prior to the first anniversary date of the initial notice given to stockholders of record at the direction of the Board of Directors for the previous annual meeting; provided, however, that such notice by a stockholder shall not be required to be given more than ninety days prior to the annual meeting of stockholders. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period, or extend any time period, for the giving of a stockholder’s notice as described in this Section 2.4. Such stockholder’s notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such person’s written consent to being named as a nominee and to serving as such a director if elected; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (2) the class and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (3) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

ARTICLE III

DIRECTORS’ MEETINGS

Section 3.1. Regular Meetings. Regular meetings of the Board of Directors shall be held annually, immediately following each annual meeting of stockholders, or within the next 30 days, for the purpose of electing officers and carrying on such other business as may properly come before such meeting, and, if necessary, immediately following each special meeting of stockholders to consider and act upon any matter which may properly come before such meeting. Any such meeting shall be held at the place where the stockholders’ meeting was held, or other designated location. The Board of Directors may also adopt a schedule of additional meetings which shall be considered regular meetings, and such meetings shall be held at the time and place, within or without the Commonwealth of Virginia, as the Chairman or, in his absence, the President shall designate.

Section 3.2. Special Meetings. Special meetings of the Board of Directors shall be held on the call of the Chairman, the President, any three members of the Board of Directors or a majority of the Board of Directors at the principal office of the Corporation or at such other place as shall be designated.

Section 3.3. Telephone Meetings. The Board of Directors may participate in a meeting by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting. When such a meeting is conducted by means of conference telephone or similar communications equipment, a written record shall be made of the action taken at such meeting.

Section 3.4. Notice of Meetings. No notice need be given of regular meetings of the Board of Directors.

Notice of a special meeting of the Board of Directors shall be mailed to each director, addressed to him at his residence or usual place of business, at least two days prior to the date on which such meeting is to be held, or shall be sent addressed to him at such place by electronic transmission, or be delivered personally or by telephone, at least one day prior to the date on which such meeting is to be held. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, unless required by the Articles of Incorporation.

Section 3.5. Quorum; Required Vote. A majority of the directors shall constitute a quorum for the transaction of business by the Board of Directors. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the act of a greater number is required by law or these Bylaws.

Section 3.6. Waiver of Notice. Notwithstanding any other provisions of law, the Articles of Incorporation or these Bylaws,

whenever notice of any meeting for any purpose is required to be given to any director a waiver thereof in writing, signed by the person entitled to said notice, whether before or after the time stated therein, shall be the equivalent to the giving of such notice.

A director who attends a meeting shall be deemed to have had timely and proper notice of the meeting unless he attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 3.7. Actions by Directors Without Meeting. Any action required to be taken at a meeting of the directors, or any action which may be taken at a meeting of the directors, may be taken without a meeting if a consent in writing, setting forth the action, shall be signed either before or after such action by all of the directors. Such consent shall have the same force and effect as a unanimous vote.

ARTICLE IV

COMMITTEES OF DIRECTORS

Section 4.1. Executive Committee. The Board of Directors, by resolution adopted by a majority of the number of directors fixed by these Bylaws, may designate four or more directors to constitute an Executive Committee. A majority of the members of the Executive Committee shall constitute a quorum. The Executive Committee shall meet on the call of any of its members. Notice of any such meeting shall be given by mail, telephone, electronic transmission or other means by the close of business on the day before such meeting is to be held. The Executive Committee shall have and may exercise all of the authority of the Board of Directors except to approve (i) an amendment of the Articles of Incorporation; (ii) a plan of merger or consolidation; (iii) a plan of exchange under which the Corporation would be acquired; (iv) the sale, lease or exchange, or the mortgage or pledge for a consideration other than money, of all, or substantially all, the property and assets of the Corporation otherwise than in the usual and regular course of its business; (v) the voluntary dissolution of the Corporation; (vi) revocation of voluntary dissolution proceedings; (vii) any employee benefit plan involving the issuance of common stock; (viii) the compensation paid to a member of the Executive Committee; or (ix) an amendment of these Bylaws.

Section 4.2. Audit Committee. The Board of Directors may appoint an Audit Committee consisting of not less than three directors, none of whom shall be officers, which Committee shall regularly review the adequacy of internal financial controls, review with the Corporation’s independent public accountants the annual audit and other financial statements, and be responsible for the selection of the Corporation’s independent public accountants.

To the extent the Audit Committee of the Board of Directors of The Old Point National Bank consists of individuals who are also directors of the Corporation and otherwise eligible, such Audit Committee may also serve as the Audit Committee for the Board of Directors of the Corporation.

Section 4.3. Other Committees. The Board of Directors may designate such other committees with limited authority as it may deem advisable.

Section 4.4. Telephone Meetings. Committees may participate in meetings by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting. When such meeting is conducted by means of a conference telephone or similar communications equipment, a written record shall be made of the action taken at such meeting.

Section 4.5. Actions by Committees Without Meetings. Any action which may be taken at a committee meeting, may be taken without a meeting if a consent in writing, setting forth the action, shall be signed either before or after such action by all of the members of the committee. Such consent shall have the same force and effect as a unanimous vote.

Section 4.6. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may adopt, amend and repeal rules for the conduct of its business. In the absence of direction by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee. Except to the extent that these Bylaws contain provisions to the contrary, in other respects each committee shall conduct its business in the same manner as the Board of Directors is required to conduct its business.

ARTICLE V

OFFICERS AND EMPLOYEES

Section 5.1. Chairman of the Board. The Board of Directors may appoint one of its members to be Chairman of the Board to serve at the pleasure of the Board. He shall preside at all meetings of the Board of Directors. The Chairman of the Board shall supervise the carrying out of the policies adopted or approved by the Board. He shall have general executive powers, as well as the specific powers conferred by these Bylaws. He shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.

Section 5.2. President. The Board of Directors shall appoint one of its members to be President of the Corporation. In the absence of the Chairman, he shall preside at any meeting of the Board. The President shall have general executive powers and shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the Office of President or imposed by these Bylaws. He shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.

Section 5.3. Vice President. The Board of Directors may appoint one or more Vice Presidents. Each Vice President shall have such powers and duties as may be assigned to him by the Board of Directors. One Vice President shall be designated by the Board of Directors, in the absence of the President, to perform all the duties of the President.

Section 5.4. Secretary. The Board of Directors shall appoint a Secretary or other designated officer who shall be Secretary of the Board and of the Corporation, and shall keep accurate minutes of all meetings. He shall attend to the giving of all notices required by these Bylaws to be given. He shall be custodian of the corporate seal, records, documents and papers of the Corporation. He shall provide for the keeping of proper records of all transactions of the Corporation. He shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice, to the Office of Secretary or imposed by these Bylaws. He shall also perform such other duties as may be assigned to him, from time to time, by the Board of Directors.

Section 5.5. Other Officers. The Board of Directors may appoint such other officers as from time to time may appear to the Board of Directors to be required or desirable to transact the business of the Corporation. Such officers shall respectively exercise such powers and perform such duties as to pertain to their several offices, or as may be conferred upon, or assigned to, them by the Board of Directors, the Chairman of the Board, or the President.

Section 5.6. Clerks and Agents. The Board of Directors may appoint, from time to time, such clerks, agents and employees as it may deem advisable for the prompt and orderly transaction of the business of the Corporation, define their duties, fix the salaries to be paid to them and dismiss them. Subject to the authority of the Board of Directors, the President, or any other officer of the Corporation authorized by him, may appoint and dismiss all or any clerks, agents and employees and prescribe their duties and the conditions of their employment, and from time to time fix their compensation.

Section 5.7. Tenure of Office. The President shall hold his office for the current year for which the Board of which he shall be a member was elected, unless he shall resign, become disqualified, or be removed; and any vacancy occurring in the Office of President shall be filled promptly by the Board of Directors.

ARTICLE VI

CAPITAL STOCK

Section 6.1. Shares. Shares of the Corporation may but need not be represented by certificates.

When shares are represented by certificates, the Corporation shall issue such certificates in such form as shall be required by the Virginia Stock Corporation Act (the VSCA) and as determined by the Board, to every stockholder for the fully paid shares owned by such stockholder. Each certificate shall be signed by, or shall bear the facsimile signature of, the Chief Executive Officer, the Chairman of the Board, the President or a Vice President and the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of the Corporation and may (but need not) bear the corporate seal of the Corporation or its facsimile. All certificates for the Corporation’s shares shall be consecutively numbered or otherwise identified.

The name and address of the person to whom shares (whether or not represented by a certificate) are issued, with the number of shares and date of issue, shall be entered on the share transfer books of the Corporation. Such information may be stored or retained on discs, tapes, cards or any other approved storage device relating to data processing equipment; provided that such device is capable of reproducing all information contained therein in legible and understandable form, for inspection by stockholders or for any other corporate purpose.

When shares are not represented by certificates, then within a reasonable time after the issuance or transfer of such shares, the Corporation shall send the stockholder to whom such shares have been issued or transferred a written statement of the information required by the VSCA to be included on certificates.

Section 6.2. Stock Transfer Books and Transfer of Shares. The Corporation, or its designated transfer agent or other agent, shall keep a book or set of books to be known as the stock transfer books of the Corporation, containing the name of each stockholder of record, together with such stockholder’s address and the number and class or series of shares held by such stockholder. Shares of stock of the Corporation shall be transferable on the stock transfer books of the Corporation by the holder in person or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary or the transfer agent, but, except as hereinafter provided in the case of loss, destruction or mutilation of certificates, no transfer of stock shall be entered until the previous certificate, if any, given for the same shall have been surrendered and canceled. Transfer of shares of the Corporation represented by certificates shall be made on the stock transfer books of the Corporation only upon surrender of the certificates for the shares sought to be transferred by the holder of record thereof or by such holder’s duly authorized agent, transferee or legal representative, who shall furnish proper evidence of authority to transfer with the Secretary of the Corporation or its designated transfer agent or other agent. All certificates surrendered for transfer shall be canceled before new certificates (or uncertificated shares) for the transferred shares shall be issued. Upon the receipt of proper transfer instructions from the holder of record of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the stockholder entitled thereto and the transaction shall be recorded upon the books of the Corporation. Except as otherwise provided by law, no transfer of shares shall be valid as against the Corporation, its stockholders or creditors, for any purpose, until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 6.3. Holder of Record. Except as otherwise required by the VSCA, the Corporation may treat the person in whose name shares of stock of the Corporation (whether or not represented by a certificate) stand of record on its books or the books of any transfer agent or other agent designated by the Board as the absolute owner of the shares and the person exclusively entitled to receive notification and distributions, to vote, and to otherwise exercise the rights, powers and privileges of ownership of such shares.

Section 6.4. Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the Board may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than seventy days prior to the date on which the particular action, requiring such determination of stockholders, is to be taken. If no record date is fixed for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders, or stockholders entitled to receive payment of a dividend, the date on which notices of the meeting are mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Section 6.5. Lost, Destroyed or Mutilated Certificates. In case of loss, destruction or mutilation of any certificate of stock, another certificate (or uncertificated shares) may be issued in its place upon proof of such loss, destruction or mutilation and upon the giving of a bond of indemnity to the Corporation in such form and in such sum as the Board may direct; provided that a new certificate (or uncertificated shares) may be issued without requiring any bond when, in the judgment of the Board, it is proper so to do.

Section 6.6. Transfer Agent and Registrar; Regulations. The Corporation may, if and whenever the Board so determines, maintain in the Commonwealth of Virginia or any other state of the United States, one or more transfer offices or agencies and also one or more registry offices which offices and agencies may establish rules and regulations for the issue, transfer and registration of certificates. No certificates for shares of stock of the Corporation in respect of which a transfer agent and registrar shall have been designated shall be valid unless countersigned by such transfer agent and registered by such registrar. The Board may also make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares represented by certificates and shares without certificates.

Section 6.7. Recognition of Other Stock Certificates. The Corporation will recognize as its own common stock certificates those stock certificates representing shares of common stock of The Old Point National Bank of Phoebus, which certificates have not been heretofore exchanged for certificates representing shares of common stock of the Corporation.

ARTICLE VII

AMENDMENTS

Section 7.1. New Bylaws and Alterations. These Bylaws may be amended or repealed and new Bylaws may be made at any regular or special meeting of the Board of Directors by the vote of a majority thereof. However, Bylaws made by the Board of Directors may be repealed or changed and new Bylaws may be made by the stockholders and the stockholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the directors.

ARTICLE VIII

CORPORATE SEAL

Section 8.1. The President, any Vice President, the Secretary or any Assistant Secretary, or other officer thereunto designated by the Board of Directors, shall have the authority to affix the corporate seal to any document requiring such seal, and to attest the same. Such seal shall be circular in form and shall bear the name of the Corporation.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1. Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

Section 9.2. Execution of Instruments. All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted in behalf of the Corporation by the Chairman of the Board, or the President, or any Vice President, or the Secretary. Any such instruments may also be executed, acknowledged, verified, delivered or accepted in behalf of the Corporation in such other manner and by such other officers as the Board of Directors may from time to time direct. The provisions of this Section 9.2 are supplementary to any other provision of these Bylaws.

Section 9.3. Records. The Articles of Incorporation, the Bylaws and the proceedings of all meetings of the stockholders, the Board of Directors, and standing committees of the Board, shall be recorded in appropriate minute books provided for the purpose. The minutes of each meeting shall be signed by the Secretary or other officer appointed to act as Secretary of the meeting.

ARTICLE X

EMERGENCY BYLAWS

Section 10.1. Effect. The provision of this Article X shall be effective during any emergency resulting from an attack on the United States or any nuclear or atomic disaster (hereinafter called an “Emergency”).

Section 10.2. Board of Directors. During an Emergency, the director or directors in attendance at the meeting shall constitute a quorum. A meeting of the Board of Directors may be called by any director or officer of the Corporation. Notice of any meeting during an Emergency may be given only to such of the directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including publication or radio. If no director is present, the three most senior officers of the Corporation, as hereinafter defined, present shall be deemed directors for the purpose of such meeting and shall have all of the authority of the Board of Directors. As used in this Article, officers shall take seniority as follows:

President

Executive Vice President	(if the Board of Directors has elected such an officer)

Senior Vice President	(if the Board of Directors has elected such an officer)

First Vice President	(if the Board of Directors has elected such an officer)

Vice President	(if the Board of Directors has elected such an officer)

Assistant Vice President (if the Board of Directors has elected such an officer)

Secretary

Within each officer class, officers shall take seniority on the basis of length of service in such office or, in the event of equality, length of service as an officer of the Corporation.

Section 10.3. Executive Authority. The Board of Directors shall provide lines of succession of executive authority which, until altered by the Board of Directors either before or during an Emergency, shall be effective during an Emergency.

Section 10.4. Operations. It shall be the duty of the senior officer present at each office of the Corporation during an Emergency when communication with the President is impractical, and he is hereby authorized, to take such action as he shall think necessary or desirable to protect the assets of the Corporation and provide service to its customers.

Section 10.5. Indemnity. No officer, director or employee acting in accordance with this Article shall be liable except for willful misconduct.

As amended and restated by the Board of Directors, September 11, 2007